Exhibit 9

                  Written Opinion of Edwin L. Kerr, Esq.

                                                     July 21, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      PHL Variable Accumulation Account
         PHL Variable Insurance Company
         Pre-Effective Amendment No. 1 to Form N-4
         File Nos. 333-78761 and 811-8914

Dear Sirs:

         As Counsel to the depositor, I have participated in the development of and am familiar with the variable annuity, Phoenix Retirement Planner's Edge ("Contracts"), which is the subject of the above-captioned Registration Statement on Form N-4.

         In connection with this opinion, I have reviewed the Contracts, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Contracts.

         Based upon this review, I am of the opinion that the Contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of PHL Variable Insurance Company.

         I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as an expert under "Experts" therein.

                                           Very truly yours,

                                           /s/ Edwin L. Kerr
                                           ------------------------------
                                           Edwin L. Kerr, Counsel
                                           PHL Variable Insurance Company